Exhibit 99.1

Lincoln Educational Services Corporation
Announces Share Repurchase Program

West Orange, New Jersey, June 10, 2010 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) announced today that its board of directors has authorized the repurchase of up to $50.0 million of its outstanding common shares over a period of one year.

The purchases will be made in the open market or in privately negotiated transactions from time to time as permitted by securities laws and other legal requirements.  The timing, manner, price and amount of any repurchases will be determined by Lincoln in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.  The program may be suspended or discontinued at any time.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 43 campuses in 17 states under 6 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England. Lincoln had an average enrollment of approximately 30,900 students for the quarter ended March 31, 2010.

Safe Harbor

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2009 and certain of Lincoln’s other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contacts:
Cesar Ribeiro, Chief Financial Officer, 973-736-9340
Jim Jacobson, Director of Investor Relations, 973-766-9675